Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(7)
(Form Type)

Hilton Grand Vacations Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Note#	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Common Stock, $0.01 par value	Rule 457(r)	8,050,000	$43.15	$347,357,500	0.0001531	$53,180.44
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					$347,357,500		$53,180.44
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$0.00
		Net Fee Due							$53,180.44

(1)

Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”) based on actual offering price. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-289538), which was filed on August 12, 2025, in accordance with Rules 456(b) and 457(r) under the Securities Act. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. Amount registered includes 1,050,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.